Exhibit 99.1

    Enzon Announces Amendment to ONCASPAR Agreement with Members of the Sanofi-Aventis Group

    Reduced Royalty Obligation Provides Enzon with Increased Profit
                              Ownership

   BRIDGEWATER, N.J.--(BUSINESS WIRE)--Oct. 31, 2005--Enzon Pharmaceuticals, Inc. (NASDAQ: ENZN) today announced that it has amended its license agreement with members of the sanofi-aventis Group (NYSE: SNY; EURONEXT: SAN) for the Company's oncology product, ONCASPAR(R) (pegaspargase). The amendment, which will become effective in January 2006, includes a significant reduction in the royalty rate, with a single digit royalty percentage now payable by Enzon only on those annual sales of ONCASPAR that exceed a certain predetermined level. Previously, Enzon was obligated to pay a 25% royalty on all sales of ONCASPAR in the U.S. and Canada.
   "Today's announcement further underscores our commitment to drive future growth by investing in our marketed brands," said Jeffrey H. Buchalter, Enzon's chairman and chief executive officer. "Since its approval, ONCASPAR has offered a significant clinical advantage to leukemia patients who are hypersensitive to native L-asparaginase. We believe there is a strong growth opportunity for ONCASPAR beyond its currently approved indication and we are committed to making the appropriate investments to optimize that potential."
   While specific financial terms are not being disclosed, under the amended agreement, Enzon will pay a single digit royalty percentage on annual sales of ONCASPAR that are in excess of $25 million. Enzon will make an upfront cash payment of $35 million. Enzon is obligated to make royalty payments through June 30, 2014, at which time all of its royalty obligations will cease.

   About ONCASPAR

   ONCASPAR is a PEG-enhanced version of the naturally occurring enzyme L-asparaginase. L-asparaginase is an enzyme that depletes the amino acid asparagine, which certain leukemic cells are dependent upon for survival. Enzon developed ONCASPAR and obtained a marketing license by the U.S. Food and Drug Administration in February 1994 for the treatment of patients with acute lymphoblastic leukemia who require L-asparaginase in their treatment regimen, but have developed hypersensitivity to native forms of L-asparaginase. Through its proprietary PEGylation technology, Enzon designed ONCASPAR to offer therapeutic advantages over unmodified L-asparaginase. In addition to reduced immunogenicity, ONCASPAR provides a more convenient, patient-friendly dosing regimen that allows for administration every 14 days, versus twice weekly for unmodified L-asparaginase. Enzon's specialized oncology sales force currently markets ONCASPAR in North America. Enzon reported $21.2 million in net sales of ONCASPAR for the year ended June 30, 2005, as compared to $18.1 million for the year ended June 30, 2004.
   About 35,000 new cases of leukemia will be diagnosed in the United States during 2005. Of these about 4,000 will be acute lymphoblastic leukemia (also called acute lymphocytic leukemia or ALL). Although ALL is mainly a childhood leukemia, about one-third of new cases will occur in adults.

   About Enzon

   Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat patients with cancer and other life-threatening diseases. Enzon's specialized sales force markets ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R) in North America. In addition, Enzon also receives royalties on sales of PEG-INTRON(R), marketed by Schering-Plough Corporation, and MACUGEN(R), marketed by Eyetech Pharmaceuticals and Pfizer Inc. Enzon's product-driven strategy includes an extensive drug development program that leverages its proprietary technologies, including a next-generation PEGylation platform that utilizes linkers designed to release compounds at a controlled rate. Enzon complements its internal research and development efforts with strategic initiatives, such as partnerships designed to broaden its revenue base or provide access to promising new technologies or product development opportunities. Further information about Enzon can be found on the Company's web site at www.enzon.com.
   There are forward-looking statements contained herein that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including those discussed in our most recent annual report on Form 10-K on file with the U.S. Securities and Exchange Commission, that may cause actual results, events or developments to be materially different from the future results, events or developments discussed above. All information in this press release is as of October 31, 2005 and the Company undertakes no duty to update this information.

    CONTACT: Enzon Pharmaceuticals, Inc.
             Susan Mesco, 908-541-8678